                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                       Commission File Number:  0-24347

                          NOTIFICATION OF LATE FILING

(Check One):  [_] Form 10-K and Form 10-KSB      [_] Form11-K     [_]  Form 20-F
              [X] Form 10-Q and Form 10-QSB      [_] Form N-SAR

              For Period Ended:  June 30, 2001.

         [__] Transition Report on Form 10-K

         [__] Transition Report on Form 20-F

         [__] Transition Report on Form 11-K

         [__] Transition Report on Form 10-Q

         [__] Transition Report on Form N-SAR

              For the Transition Period Ended:  _____________________

         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________

                                    PART I
                            REGISTRANT INFORMATION

THE ULTIMATE SOFTWARE GROUP, INC.
---------------------------------
Full Name of Registrant

---------------------------------
Former Name if Applicable

2000 Ultimate Way
---------------------------------
Address of Principal Executive Office
(Street and Number)

Weston, FL  33326
---------------------------------
City, State and Zip Code

                                    PART II
                            RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_]  (c)  The accountant's statement or other exhibit required by Rule 12b-
          25(c) has been attached if applicable.

                                    PART II
                                   NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Registrant's quarterly report on Form 10-Q for the quarterly period ended June 30, 2001 ("Form 10-Q") was not filed within the prescribed time period because the filing agent, RR Donnelley Financial, engaged by the Registrant to file the Form 10-Q via the Commission's EDGAR filing system mistakenly made a "test" filing rather than the actual "live" filing of the Form 10-Q on August 14, 2001.

                                   PART III
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                  Mitchell K. Dauerman                   (954) 331-7069
             ------------------------------     --------------------------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                            [X] Yes    [_]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            [_] Yes    [X]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       THE ULTIMATE SOFTWARE GROUP, INC.
                   -----------------------------------------
                 (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                              THE ULTIMATE SOFTWARE GROUP, INC.,
                              as Registrant


Date:  August 15, 2001        By: /s/ Mitchell K. Dauerman
                                  ------------------------
                              Name:  Mitchell K. Dauerman
                              Title: Executive Vice President, Chief Financial
                                     Officer and Treasurer (Authorized Signatory
                                     and Principal Financial and Accounting
                                     Officer)

                                       3